AMENDMENT

TO

AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 12th day of December, 2024, by and between Mason Street Advisors, LLC (the “Adviser”) and T. Rowe Price Investment Management, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to an Amended and Restated Investment Sub-Advisory Agreement dated November 30, 2022 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Small Cap Value Portfolio (the “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement shall be deleted in its entirety and replaced with Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

MASON STREET ADVISORS, LLC		T. ROWE INVESTMENT MANAGEMENT, INC.

By:	/s/ Paul A. Mikelson	By:	/s/ Terence Baptiste

Name:	Paul A. Mikelson	Name:	Terence Baptiste

Title:	President	Title:	Vice President

EXHIBIT A

SCHEDULE A

TO

AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT BETWEEN

MASON STREET ADVISORS, LLC

AND

T. ROWE PRICE INVESTMENT MANAGEMENT, INC.

As Amended December 12, 2024

Fee Effective: February 1, 2025

Small Cap Value Portfolio*	$0- $500 Million: 0.60% of average daily net assets Reset at $500 Million: 0.525% of average daily net assets Reset at $1 Billion: 0.50% of average daily net assets

*Small Cap Value Portfolio Transitional Fee Credits:

The Sub-Adviser will provide Northwestern Mutual a transitional credit to eliminate any discontinuity between the flat 0.6% fee and flat 0.525% fee once assets exceed $500 million, and between the flat 0.525% fee and flat 0.5% fee once assets exceed $1 billion. The credit will apply at an Aggregate Asset range between approximately $437.5 million and $500 million, and $952.4 million and $1 billion.

To accommodate circumstances where Aggregate Assets either approach or fall beneath $500 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $500 million, when the 0.525% flat fee would be triggered, or (b) fall below a threshold of approximately $437.5 million, where the 0.6% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.6% flat fee schedule and the flat 0.525% fee schedule by the difference between the current portfolio size for billing purposes and the $437.5 million threshold, divided by the difference between $500 million and the $437.5 million threshold. The credit would approach $375,000 annually when Aggregate Assets were close to $500 million and fall to zero at approximately $437.5 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $437,500,000.00 x $375,000
$62,500,000.00

To accommodate circumstances where Aggregate Assets either approach or fall beneath $1 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $1 billion, when the 0.5% flat fee would be triggered, or (b) fall below a threshold of approximately $952.4 million, where the 0.525% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.525% flat fee schedule and the flat 0.5% fee schedule by the difference between the current portfolio size for billing purposes and the $952.4 million threshold, divided by the difference between $1 billion and the $952.4 million threshold. The credit would approach $250,000 annually when Aggregate Assets were close to $1 billion and fall to zero at approximately $952.4 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $952,380,952.38 x $250,000
$47,619,047.62